Exhibit 10.37

Settlement Agreement and Release

By and Among

Peregrine Systems, Inc., International Business Machine Corporation, and IBM Credit Corporation

(the “Agreement”)

WHEREAS Peregrine Systems, Inc. (“Peregrine”) and International Business Machines Corporation (“IBM”) entered into the IBM Global Services International Master Agreement (the “Master Agreement”) and the International Country Agreement for the United States of America (the “US Country Agreement”) on June 1, 2001;

WHEREAS Peregrine and IBM entered into an agreement referred to as the “Assignment Agreement” with an Effective Date of June 23, 2002 (the “US Assignment Agreement”) pursuant to which the Master Agreement and US Country Agreement were assigned to Peregrine Connectivity, Inc. (nka Inovis, Inc., “Inovis”) and, under the terms of the US Assignment Agreement, Peregrine retained certain payment obligations to IBM and IBM agreed to permit certain services obligations to Inovis to be passed through to Peregrine;

WHEREAS Peregrine and IBM Credit Corporation (“ICC”) entered into an agreement referred to as the “Supplement #D00066494 to the Term Lease Master Agreement (#PAH0364)” and an agreement referred to as the “Supplement #C00066484 to the Term Lease Master Agreement (#PAH0364)” between ICC and Peregrine dated 3/28/02 (the “IGF Agreements”);

WHEREAS Peregrine filed a voluntary petition under Chapter 11 of the Bankruptcy Code, 11 U.S.C §§101, et. seq. (the “Bankruptcy Code”), on September 22, 2002, in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”); and,

WHEREAS the parties, subject to Bankruptcy Court approval, now wish to (a) amend the terms of the US Assignment Agreement to provide for (i) the transition to Peregrine of certain hosting services provided by IBM which are no longer cost-effective in light of Peregrine’s customer base; and (ii) the termination of certain purchase obligations of Peregrine, and (b) make such other agreements as are described below.

Now THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       On the Effective Date (as defined in Section 7(a) below), IBM shall provide Transition Services Assistance as described in the attached Exhibit “A”, attached hereto (the “Transition Services Assistance”).

2.                                       On the Effective Date, IBM hereby transfers title to the twenty-one (21) servers described in Exhibit “B”, attached hereto.

3.                                       On the Effective Date, IBM hereby reduces the number of laptops that Peregrine was obligated to take delivery of under PCR #49 to the US Country Agreement (“PCR #49”) from 1,000 to 676 and hereby transfers title to the 676 laptops to Peregrine.

4.                                       On the Effective Date, the parties agree to offset the amount of $5,250,311.36 (subject to fluctuations in the currency exchange rates as of the Effective Date as described in Part 2 of Exhibit C) owed by IBM or its affiliates to Peregrine or its affiliates under the invoices listed in Part 2 of Exhibit “C,” attached hereto, against (i) the amount of $1,766,282.00 owed by Peregrine to ICC under the IGF Agreements, (ii) the amount of $1,189,000 owed by Peregrine to IBM for the purchase of the laptops described in Section 3 above, and (iii) the amount of $1,974,944.74 owed by Peregrine to IBM under the US Assignment Agreement.

5.                                       On the Effective Date:

a.               Peregrine will pay to IBM US$1,147,628.31 (the “TSA Payment”) in immediately available funds for the Transition Services Assistance set forth in Section 1 above and for the transfer of the titles to the servers described in Section 2 above; and

b.              IBM will pay to Peregrine US$320,084.62, subject to fluctuations in the currency exchange rates as of the Effective Date as described in Part 2 of Exhibit C, in immediately available funds for the balance of amounts owed to Peregrine as described in Section 4 above.

6.               After the Effective Date, Peregrine and IBM will make prompt payment on any future undisputed invoices that each party may owe to the other after December 1, 2002, and IBM will make prompt payment on any undisputed currently outstanding Peregrine invoices.  Attached as Exhibit “D” to this Agreement is a partial list of worldwide Invoices of receivables due to Peregrine or its affiliates from IBM or its affiliates.  Upon the Effective Date, IBM will notify Peregrine in writing whether each listed invoice is disputed or undisputed.  Any undisputed invoices will be paid within thirty (30) days after the Effective Date.  For any disputed invoices, IBM will provide to Peregrine a reasonable description of the nature of the dispute and identify an IBM contact responsible for the handling of the dispute.  IBM and Peregrine will work together in good faith to resolve such disputes in a timely manner.  If Peregrine seeks to escalate any disputed invoices, then Peregrine will first contact the IBM Client Executive for the Worldwide Peregrine Systems Alliance (“IBM/Peregrine Alliance Manager”), presently Frank P. Sung.  If within a reasonable time period Peregrine does not feel that its concerns were adequately addressed by the IBM/Peregrine Alliance Manager, then Peregrine may contact (i) for US invoices, Mike Lindberg, the Director of Strategic Solution Offerings, or (ii) for invoices related to Europe, the Middle East and Africa (“EMEA”), an equivalent or higher level IBM executive in EMEA, to be identified by IBM to Peregrine for this purpose (each an “IBM Escalation Executive”).  Each IBM Escalation Executive will work in good faith with Peregrine to resolve each escalated issue or have it resolved in an equitable and timely manner.

7.                                       Additional Terms and Conditions:

a.               This Agreement is contingent upon Peregrine obtaining the Bankruptcy Court’s approval of this Agreement no later than December 16, 2002, and the Effective Date will be the eleventh (11th) day following the entry by the Bankruptcy Court of an order approving this Agreement (“Effective Date”), provided that such order has not been modified, reversed or stayed on appeal (“Approval Order”).  In calculating the Effective Date, Bankruptcy Rule 9006 shall apply.

b.              Peregrine will continue to pay $275,956.71 per month, in advance, starting January 1, 2003, for IBM’s performance of its obligations under the US Assignment Agreement until the earlier of (i) such time that the Transition Services Assistance described in the attached Exhibit A is completed by IBM, or (ii) 90 days after IBM’s receipt of the TSA Payment.  IBM and Peregrine will use reasonable efforts to complete the Transition Services Assistance within 45 days of receiving the TSA Payment.  IBM will pro-rate and/or refund as appropriate the charges described in this section thru the date that the Transition Services Assistance is actually completed.

c.               Except for obligations expressly created or preserved pursuant to this Agreement, each party hereto (each, a “Releasing Party”) hereby releases and discharges forever the other party.  Its directors, officers, affiliates, agents, employees, and attorneys, its successors and assigns, from any and all claims, debts, defenses, suits, warranties, damages, interests, actions, or causes of actions now has or may have arising out of (a) Peregrine Continuing Obligations, as defined in Exhibit “A” of the US Assignment Agreement including, but not limited to, the Peregrine Services Purchase Commitment defined in PCR#1 to the US Country Agreement, (b) the IGF

Agreements, and (o) the Services, Equipment or other deliverables relating to the aforementioned agreements (each as respectively defined therein).

d.              In the event of a failure by Peregrine to make any required payments due to IBM under this Agreement, in addition to any other remedies available to IBM against Peregrine, IBM shall be entitled to withhold services under this Agreement and under the US Assignment Agreement for which Peregrine is the intended Service Recipient.

e.               The parties agree to cooperate in good faith to ensure the delivery of services, the payment of fees and the timely discharge of all other contractual obligations by the appropriate party charged therewith in accordance with the terms of this Agreement and the US Assignment Agreement.  Peregrine acknowledges that in the event that the provision of services contemplated by this Agreement require modifications to the manner in which IBM provides services, IBM reserves the right to treat such modified services as New Services under the US Country Agreement and reasonably revise charges accordingly pursuant to the procedures described for New Services in the US Country Agreement.

f.                 Capitalized terms not otherwise defined herein shall have the meanings set forth under the Master Agreement, US Country Agreement and the IGF Agreements.

g.              This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Instrument.

h.              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, including any subsequently appointed trustee.

i.                  By executing this Agreement, each party represents and acknowledges that it has relled upon the legal advice of counsel of his or its own choice regarding the settlement and compromise of this case and at all times relevant to and throughout the negotiation of this Agreement and in connection with the preparation and execution of this Agreement.

j.                  Each party hereto represents and warrants that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, or corporation any claim herein released.  Each party agrees to indemnify and hold harmless the other party against any claim based on, arising out of or in connection with any such transfer or assignment or proposed transfer or assignment.

k.               Except as otherwise expressly set forth in this Agreement, the parties shall bear their own costs and fees.

l.                  No delay or omission by any party in exercising any right or power arising under this Agreement by reason of any default shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof.  Any party may, at his or its option, waive in writing any of the conditions or terms hereof and any such waiver shall not be deemed a waiver of such party’s rights hereunder, but shall be deemed to have been made pursuant to this Agreement and not in modification hereof.  No waiver of any default shall be construed as a waiver of or acquiescence or consent to any proceeding or subsequent default.

m.            All notice required or desired to be given hereunder shall be addressed as follows:

If to IBM, to:	Martha Monroe
IBM Project Office
1277 Lenox Park Blvd.
Atlanta, GA 30319

With a copy to:	IBM Corporation
Route 100
Somers, NY 10589
Attention: General Counsel, IGS – Americas

If to Peregrine, to:	Peregrine Systems, Inc.
3811 Valley Canter Drive
San Diego, CA 92130
Attn: General Counsel,

With a copy to:	Malher S. Pagay, Esq.
Pachuiski, Stang, Ziehl, Young & Jones P.C.
10100 Santa Monica Blvd., Suite 1100
Los Angeles, California 90067

n.              This Agreement shall be deemed to have been executed and delivered within the State of New York and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

o.              Upon completion of all obligations under this Agreement including, but not limited to, Payment of all amounts due and payable to IBM and ICC under this Agreement, the US Assignment Agreement, the Master Agreement the US Country Agreement and the IGF Agreements are terminated with respect to IBM, ICC and Peregrine.  Except as modified above, the terms and conditions of the US Assignment Agreement, the Master Agreement, the US Country Agreement and the IGF Agreements between IBM, ICC and Peregrine shall remain in full force and effect; provided, however, that if any terms of condition of the immediately aforementioned agreements conflicts with or is Inconsistent with any term or condition of this Agreement, then such terms and conditions hereof shall prevail and be controlling.

Agreed to and Accepted by:

PEREGRINE SYSTEMS, INC.		INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Ken Sexton	By:	/s/ M. Martha Monrde

Print Name:	Ken Sexton	Print Name:	M. MARTHA MONRDE

Title:	CEO	Title:	GLOBAL PROJECT EXECUTIVE

Date:	12/15/02	Date:	12/12/02

INTERNATIONAL BUSINESS MACHINES CREDIT CORPORATION

		By:	/s/ Sal Grasso

		Print Name:	SAL GRASSO

		Title:	MGR OF CREDIT

		Date:	12/12/02